EXHIBIT 23.3

Exhibit 23.3

December 7, 2006

Board of Directors

TFS Financial Corporation

Third Federal Savings and Loan Association of Cleveland

7007 Broadway Avenue

Cleveland, OH 44105

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of TFS Financial Corporation provided by FinPro in the Form MHC-2 and Registration Statement on Form S-1 (“Registration Statement”), including the prospectus filed by TFS Financial Corporation and any amendments thereto and our opinion regarding subscription rights filed as an exhibit to the Form MHC-2 and the Registration Statement referenced above.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com